FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226850-01

BBCMS 2018-C2 -- NEW ISSUE CMBS

$788.176MM NEW ISSUE CMBS ***PRICING DETAIL***

JOINT BOOKRUNNERS
& CO-LEAD MANAGERS:	BARCLAYS CAPITAL INC.
CANTOR FITZGERALD & CO.

CO-MANAGERS:	DREXEL HAMILTON, LLC
KEYBANC CAPITAL MARKETS INC.

RATING AGENCIES:	S&P, FITCH & DBRS

***PUBLIC OFFERED CERTIFICATES***

	RATINGS	AVAILABLE
CLASS	(S/F/D)	SIZE ($MM)*	C/E	CPN	PRICE	YIELD	SPREAD
A-1	AAA/AAA/AAA	12.286	30.000%	3.396	99.9997	3.3677	IntS + 40
A-2	AAA/AAA/AAA	10.000	30.000%	3.502	99.9972	3.4944	IntS + 55
A-3	AAA/AAA/AAA	29.000	30.000%	4.052	100.9967	3.8924	IntS + 96
A-4	AAA/AAA/AAA	154.000	30.000%	4.047	100.9925	3.9356	IntS + 97
A-5	AAA/AAA/AAA	362.100	30.000%	4.314	102.9960	3.9587	IntS + 99
A-SB	AAA/AAA/AAA	33.000	30.000%	4.236	102.9979	3.7534	IntS + 82
A-S	AA/AAA/AAA	81.481	20.500%	4.624	102.9999	4.2705	IntS + 130
B	NR/AA-/AA(H)	38.596	16.000%	4.7458	102.9991	4.4705	IntS + 150
C	NR/A-/AA(L)	37.524	11.625%	4.9698	98.9005	5.2205	IntS + 225

* AVAILABLE SIZE ($MM) IS NET OF RISK RETENTION

COLLATERAL SUMMARY:

POOL BALANCE:	$891,853,554
NUMBER OF LOANS:	44
NUMBER OF PROPERTIES:	87
WA CUT-OFF LTV:	58.7%
WA UNDERWRITTEN NCF DSCR:	1.95x
WA UNDERWRITTEN NOI DEBT YIELD:	11.6%
WA MORTGAGE INTEREST RATE:	4.99123%
WA REM. TERM TO MATURITY (MOS):	116

LOAN SELLERS:	SMC (34.0%), BARCLAYS (33.6%), CCRE (16.9%), KEYBANK (15.4%)

TOP 5 PROPERTY TYPES:	OFFICE (37.0%), RETAIL (24.8%), HOSPITALITY (19.1%), MIXED USE (8.2%), MULTIFAMILY (4.4%), INDUSTRIAL (4.4%)

TOP 5 STATES:	CA (19.5%), TX (13.7%), DE (10.6%), AZ (9.1%), NV (7.5%)

TOP 10 & 5 LOANS
AS A % OF POOL:	48.8% & 29.5%

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	LNR PARTNERS, LLC
OPERATING ADVISOR:	PARK BRIDGE LENDER SERVICES LLC
DIRECTING HOLDER:	LNR SECURITIES HOLDINGS, LLC (OR ITS AFFILIATE)
TRUSTEE:	WILMINGTON TRUST, NATIONAL ASSOCIATION
CERT. ADMINISTRATOR:	WELLS FARGO BANK, NATIONAL ASSOCIATION

ANTICIPATED TIMING:

PRICING:	PRICED
TERM SHEET, ANNEX A-1
& RED:	ATTACHED
THIRD PARTY SYSTEMS:	AVAILABLE
PRE-SALE REPORTS:	AVAILABLE
ANTICIPATED SETTLEMENT:	12/20

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (File No. 333-226850) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1-888-603-5847.

Any legends, disclaimers or other notices that may appear at the bottom of any email communication to which this document is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

This message is for information purposes only, it is not a recommendation, advice, offer or solicitation to buy or sell a product or service nor an official confirmation of any transaction. It is directed at persons who are professionals and is not intended for retail customer use. Intended for recipient only. This message is subject to the terms at: www.barclays.com/emaildisclaimer.

For important disclosures, please see: www.barclays.com/salesandtradingdisclaimer regarding market commentary from Barclays Sales and/or Trading, who are active market participants; and in respect of Barclays Research, including disclosures relating to specific issuers, please see http://publicresearch.barclays.com.

______________________________________________________________________________________________________________________________________________________________________

If you are incorporated or operating in Australia, please see https://www.home.barclays/disclosures/importantapacdisclosures.html for important disclosure.

______________________________________________________________________________________________________________________________________________________________________

How we use personal information see our privacy notice https://www.investmentbank.barclays.com/disclosures/personalinformationuse.html

______________________________________________________________________________________________________________________________________________________________________